UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2021 (June 16, 2021)

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1001, Building T5, DaZu Square, Daxing District, Beijing, People’s Republic of China	100176
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (+86) 10-87227366

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TYHT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2021, Shineco, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “June Agreement”) pursuant to which the Company issued an unsecured convertible promissory note with a one-year maturity (“June Note”) to an institutional accredited investor Streeterville Capital, LLC (“Investor”). June Note has the original principal amount of $3,170,000.00 and Investor gave consideration of $3 million, reflecting original issue discount of $150,000 and Investor’s legal fee of $20,000. On July 16, 2021, the Company entered into a Securities Purchase Agreement (the “July Agreement”) pursuant to which the Company issued two unsecured convertible promissory notes with a one-year maturity to Investor. The first convertible promissory note (“Note #1”) has the original principal amount of $3,170,000.00 and the Investor will give consideration of $3 million, reflecting original issue discount of $150,000 and Investor’s legal fee of $20,000. The second convertible promissory note (“Note #2”) has the original principal amount of $4,200,000.00 and Investor will give consideration of $4 million, reflecting original issue discount of $200,000. June Note, Note #1 and Note #2 are collectively referred to as the Notes. June Agreement and July Agreement are collectively referred to as the Agreements. The Company anticipates using the proceeds for general working capital purposes.

Interest accrues on the outstanding balance of the Notes at 6% per annum. Upon the occurrence of an Event of Default, interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any Event of Default, the Investor may accelerate the outstanding balance payable under the Notes, which will increase automatically upon such acceleration by 15% or 5%, depending on the nature of the Event of Default.

Pursuant to the terms of the Agreements and the Notes, the Company must obtain Investor’s consent for certain fundamental transactions such as consolidation, merger, disposition of substantial assets, change of control, reorganization or recapitalization. Any occurrence of a fundamental transaction without Investor’s prior written consent will be deemed an Event of Default.

Investor may redeem all or any part of the outstanding balance of the Notes, at any time after six months from the issue date upon three trading days’ notice, in cash or converting into shares of the Company’s Common Stock at a price equal to 80% multiplied by the lowest daily VWAP during the fifteen (15) trading days immediately preceding the applicable redemption conversion, subject to certain adjustments and ownership limitations specified in the Notes. The Notes provide for liquidated damages upon failure to comply with any of the terms or provisions of the Notes. The Company may prepay the outstanding balance of the Notes in cash equal to 120% multiplied by the portion of the outstanding balance the Company elects to prepay.

The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933 in connection with the issuance and sale of June Note and underlying shares of Common Stock. The underlying shares of Common Stock in connection with the issuance and sale of Note #1 and Note #2 may be issued pursuant to the Company’s effective shelf registration statement. The Company agreed, within ten days of the issuance and sale of Note #1, to file with the Securities and Exchange Commission a prospectus supplement pursuant to Rule 424(b) of the Securities Act registering at least $7,500,000.00 in Common Stock for the benefit of Investor.

The foregoing description is qualified in its entirety by reference to the full text of the June Note, Note #1, Note #2, June Agreement and July Agreement, a copy of each of which is filed as Exhibit 4.1, Exhibit 4.2, Exhibit 4.3, Exhibit 10.1and Exhibit 10.2 hereto, and each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
4.1	Convertible Promissory Note dated June 16, 2021
4.2	Convertible Promissory Note #1 dated July 16, 2021
4.3	Convertible Promissory Note #2 dated July 16, 2021
10.1	Securities Purchase Agreement between Shineco, Inc. and Streeterville Capital, LLC dated June 16, 2021
10.2	Securities Purchase Agreement between Shineco, Inc. and Streeterville Capital, LLC dated July 16, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHINECO, INC.

July 21, 2021	By:	/s/ Yuying Zhang
Yuying Zhang
Chairman